Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-194078 on Form S-3 of our report dated February 28, 2013 (except for Note 3 and Note 19, as to which the dates are February 21, 2014 and May 9, 2014, respectively) relating to the 2012 and 2011 consolidated financial statements of AK Steel Holding Corporation appearing in the Current Report on Form 8-K of AK Steel Holding Corporation dated May 9, 2014, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Cincinnati, Ohio

September 8, 2014